For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter of 2010 Results

Greenwich, Connecticut, March 10, 2010 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its results for the first quarter ended January 31, 2010.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2010 was $6,694,000 or $0.27 per Class A Common share and $0.24 per Common share, compared to $7,901,000 or $0.32 per Class A Common share and $0.29 per Common share in last year’s first quarter.

Net income applicable to Class A Common and Common stockholders was $3,140,000 or $0.13 per diluted Class A Common share and $0.11 per diluted Common share in the first quarter of fiscal 2010 compared to $3,606,000 or $0.15 per diluted Class A Common share and $0.13 per diluted Common share in the same quarter last year.

Rental revenues from properties owned in the three months ended January 31, 2010 when compared to the same period of fiscal 2009 were lower as a result of an increased vacancy rate at some of our core properties, which resulted in a reduction of base rent revenue for those spaces offset by normal base rent increases on our existing lease portfolio.  In addition, the vacancies in 2009 caused a reduction in our recovery rate used to bill and accrue common area maintenance and real estate tax rental revenue at those properties.  At January 31, 2010 the percentage of the core properties gross leasable area that was leased amounted to 92.81%, a decrease of 1.71% from the beginning of fiscal 2009.  This decrease was mainly the result of vacancies in the first quarter of fiscal 2009 caused by the bankruptcy filings of Linens and Things (two spaces or approximately 63,000 sf) and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf) upon the expiration of its lease.  These four vacancies accounted for approximately $400,000 in lost base rents for the three months ended January 31, 2010 when compared with the first quarter of fiscal 2009.  The Company is in the process of re-leasing those spaces and has signed a new 42,000 sf lease with a high-end Day Spa operator for the space vacated by Borders Books.  Rent is expected to commence in 2011 after a 12 month construction period.  The Company also is in the process of re-leasing a portion of the two Linens and Things vacancies, although it does not expect to accrue revenue for those spaces until the latter part of fiscal 2010 or the early part of fiscal 2011.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “Although the last year and a half was one of the most challenging times the commercial real estate industry has ever faced, we feel that UBP navigated the challenge as well as, if not better than, any other shopping center REIT.  We continue to be encouraged by our increasing level of leasing activity and stepped up dialogue and activity in the shopping center acquisitions market over the last few months. Although we were disappointed that we were unable to continue our growth in 2009 by acquiring additional grocery anchored shopping centers; we are well prepared to do so.  We have no debt maturing until October 2011 and we continue to show that we have full access to the credit markets as evidenced by the two mortgage financings that we completed in 2009 at industry leading rates.  UBP has over $4.8 million in cash on hand and over $80 million available under its two existing lines of credit that do not expire until 2011 and 2013.  During the first quarter of fiscal 2010 we renewed or signed new leases for 130,000 square feet of space in our core portfolio or nearly 3.31% of our gross leasable space.  Overall the rental rate on our renewals and new leases represented average rent increases of 3.57%.”

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2010 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2010	2009
Revenues
Base rents	$15,500	$15,543
Recoveries from tenants	4,824	5,489
Mortgage interest and other	194	338
Total Revenues	20,518	21,370

Operating Expenses
Property operating	3,497	3,421
Property taxes	3,328	3,389
Depreciation and amortization	3,569	4,355
General and administrative	1,726	1,618
Directors' fees and expenses	90	88
Total Operating Expenses	12,210	12,871

Operating Income	8,308	8,499
Non-Operating Income (Expense):
Interest expense	(1,838)	(1,542)
Interest, dividends and other investment income	21	37
Net Income	6,491	6,994

Noncontrolling interests
Net income attributable to noncontrolling interest	(78)	(115)
Net income attributable to Urstadt Biddle Properties Inc.	6,413	6,879
Preferred stock dividends	(3,273)	(3,273)

Net Income Applicable to Common and Class A Common Stockholders	$3,140	$3,606

Diluted Earnings Per Share:
Common:	$.11	$.13
Class A Common	$.13	$.15

Dividends Per Share:
Common	$.2200	$.2175
Class A Common	$.2425	$.2400

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,493	7,279
Class A Common and Class A Common Equivalent	18,032	17,995

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2010 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2010	2009
Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:

Net Income Applicable to Common and Class A Common Stockholders	$3,140	$3,606

Plus: Real property depreciation	2,830	2,830
Amortization of tenant improvements and allowances	611	1,163
Amortization of deferred leasing costs	113	302

Funds from Operations Applicable to Common and Class A Common Stockholders	$6,694	$7,901

Funds from Operations (Diluted) Per Share:
Class A Common	$.27	$.32
Common	$.24	$.29

Balance Sheet Highlights
(in thousands)
	January 31,	October 31,
	2010	2009
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$565,970	$565,672

Total Assets	$498,653	$504,539

Liabilities
Revolving credit lines and mortgage notes payable	$110,722	$116,417

Total liabilities	$123,596	$127,496

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$8,208	$7,259

Total Stockholders’ Equity	$270,646	$273,581